UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2014

COURIER CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

Commission File Number: 1-34268

IRS Employer Identification Number: 04-2502514

15 Wellman Avenue, North Chelmsford, MA	01863
(Address of principal executive offices)	(Zip Code)

(978) 251-6000

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2014, Courier Corporation (the “Company”) entered into a Third Amended and Restated Revolving Credit Agreement (“Revolving Credit Agreement”) with Citizens Bank, National Association; KeyBank National Association; JPMorgan Chase Bank, N.A.; and TD Bank, N.A. The Revolving Credit Agreement extends the maturity date of the current $100 million revolving credit facility from March 31, 2015 to December 17, 2019. The Revolving Credit Agreement contains restrictive covenants including provisions relating to the incurrence of additional indebtedness and a quarterly test of EBITDA to debt service. Under the Revolving Credit Agreement, the Company can borrow at an interest rate that ranges based upon the Company’s ratio of funded debt to EBITDA from LIBOR plus 1.25% to LIBOR plus 2.25%. The Revolving Credit Agreement also provides for a commitment fee ranging from 0.175% to 0.375% per annum on the unused portion of the facility. The facility is available to the Company for both its long-term and short-term financing needs.

The foregoing description is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1        Third Amended and Restated Revolving Credit Agreement, dated December 19, 2014, between Courier Corporation; Citizens Bank, National Association; KeyBank National Association; JPMorgan Chase Bank, N.A.; and TD Bank, N.A., providing for a $100 million revolving credit facility.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COURIER CORPORATION

By:	/s/ Peter M. Folger
Peter M. Folger
Senior Vice President and
Chief Financial Officer

Date:      December 23, 2014

Exhibit Index

10.1        Third Amended and Restated Revolving Credit Agreement, dated December 19, 2014, between Courier Corporation; Citizens Bank, National Association; KeyBank National Association; JPMorgan Chase Bank, N.A.; and TD Bank, N.A., providing for a $100 million revolving credit facility.